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                                                                 EXHIBIT 3.1(a)

                     RESTATED ARTICLES OF INCORPORATION OF
                       INTELLIGENT SURGICAL LASERS, INC.

         William T. Kelley and Robert J. Feeney, Jr. certify that:

           1. They are the President and the Secretary, respectively, of INTELLIGENT SURGICAL LASERS, INC., a California corporation.

           2. The articles of incorporation of this corporation are amended and rested to read as follows:

                                       I

         The name of this corporation is INTELLIGENT SURGICAL LASERS, INC.

                                       II

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

         This corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock this corporation shall have authority to issue is 15,000,000. The total number of shares of Preferred Stock this corporation shall have authority to issue is 2,000,00. The Board of Directors is authorized to determine the number of shares of any series of Preferred Stock, the designation of any series of Preferred Stock, and the rights, preferences, privileges and restrictions granted to or imposed upon any such series of Preferred Stock.

                                       IV

         1. Limitation of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         2. Indemnification of Corporate Agents. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.





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                 3.       Repeal or Modification.  Any repeal or modification
of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification."

         3. The foregoing amendment and restatement of articles of incorporation has been duly approved by the Board of Directors.

         4. The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of the shareholders in accordance with section 903 of the Corporations Code. The corporation has two classes of shares outstanding, each of which is entitled to vote with respect to the amendments herein set forth. The number of outstanding shares of the corporation at the time of approval of this amendment and restatement (without giving effect to (i) a .683688 for one reverse stock split of the shares of Common Stock effected on April 23, 1992, and (ii) the conversion of all then issued and outstanding shares of Preferred Stock into shares of Common
stock at the then effective Conversion Price effected on   September 18, 1992)
is 1,114,253 shares of Common Stock, 1,000,000 shares of Series A Preferred Stock, 726,244 shares of Series B Preferred Stock 3,002,668 shares of Series C Preferred Stock and 300,000 shares of Series D Preferred Stock. The number of shares voting in favor of the amendments herein set forth equaled or exceeded the vote required. The percentage vote required for the approval of the amendments herein set forth was more than 50% of each class and each series voting separately.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date:  September 18, 1992

                                       ________________________________________
                                       William T. Kelley


                                       ________________________________________
                                       Robert J. Feeney, Jr.